Exhibit 99.1

SS Innovations International Launches the 2nd Global Robotic Surgery Conference, SMRSC 2025

Fort Lauderdale, Fla., March 7, 2025: SS Innovations International, Inc. (OTC:SSII) (“SS Innovations” or the “Company”), a developer of innovative surgical robotic technologies dedicated to making world-class robotic surgery affordable for and accessible to a global population, announced the launch of its 2nd Global Multi-Specialty Robotic Surgery Conference (SMRSC 2025), organized in collaboration with leading medical societies from both national and international platforms, to be held in Gurugram, Delhi National Capital Region (NCR), India, from March 7th to 9th , 2025.

Physicians and other participants attending from all parts of the world, will have the opportunity to explore the latest advancements in robotic surgery, with a special focus on the Company’s SSi Mantra 3 Robotic Surgical System. The cutting-edge technology employed by the SSi Mantra 3, is transforming surgical robotics, offering unmatched precision and accessibility, and to date, has facilitated the performance of over 3,200 multi-specialty surgeries globally across 70+ hospitals.

The conference will feature live robotic surgeries in the General Surgery, Gynecology, Urology, Thoracic, and Cardiac Surgery fields, performed by distinguished faculty who will showcase the versatility of the SSi Mantra 3 in real-world settings. Renowned national and international experts will deliver insightful presentations, sharing their experiences and best practices with the SSi Mantra Surgical Robotic System.

Attendees will also have the opportunity to explore groundbreaking innovations, including tele-surgery, tele-proctoring, and the SSI Maya division, which is designed to leverage virtual and mixed reality to enhance surgical planning and education. With Gurugram’s pleasant weather and rich cultural offerings, the conference promises a valuable blend of learning, collaboration, and innovation in robotic surgery.

SSII will also be announcing the groundbreaking launch of its SSi Mantra Mobile Unit, a state-of-the-art mobile surgical bus, designed to expand access to advanced robotic surgical care with cutting-edge surgical capabilities, in areas that currently have little or no access to such potentially life-saving procedures.

The SSi Mantra 3 Surgical Robotic System is the only robotic system in the world to have received regulatory approval for telesurgery and tele-proctoring. Approved by the Central Drugs Standard Control Organization (CDSCO), this validation opens the door to remote surgeries and medical education, enabling healthcare professionals to collaborate across great distances. It highlights the transformative potential of technology in enhancing the accessibility and precision of healthcare, revolutionizing how surgeries are performed on a global scale. By offering the potential to bring world-class medical expertise to even the most remote corners of the globe, it sets a precedent for the future of remote healthcare, reshaping patient care.

More information and a list of some of the many world-renowned participants, which include Dr. Frederic Moll, Indian Cabinet Ministers, Dr. Michio Kaku, among many others at this event is available at https://ssinnovations.com/SMRSC-2025/ .

About SS Innovations:

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SS Innovations’ business operations are headquartered in India and the Company plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit our website at ssinnovations.com or LinkedIn for updates.

About the SSi Mantra:

The SSi Mantra Surgical Robotic System, by SS Innovations, is a modular multi-arm system with many advanced technology features. It allows for the use of 3-5 robotic arms, has an open-faced ergonomic Surgeon Command Centre, 32-inch large 3D 4K monitor, a 23-inch 2D Touch panel monitor for all patient related information display, a virtual real-time image of the robotic Patient Side Arm Carts, and the ability for superimposition of 3D models of diagnostic imaging. The Vision Cart gives the table-side team the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The modular robotic arms give flexibility in positioning and the number of arms to be used. This allows for collision-free conduct of surgical operations. There are over 40 different types of robotic endo-surgical instruments that can be used for different specialties including cardiac surgery. The learning curve for surgeons is shorter due to the SSi Mantra’s ergonomic design and user-friendly features.

The SSi Mantra has been clinically validated in India in more than 80 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in the second half of 2025.

Forward-Looking Statements:

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

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